INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, made as of this 17th day of December, 2001, between VANGUARD MALVERN FUNDS, a Delaware business trust (the "Trust"), and Wellington Management Company, LLP, a Massachusetts limited liability partnership (the "Adviser").

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust offers a series of shares known as Vanguard Capital Value Fund (the "Fund"); and

     WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Fund, and Adviser is willing to render such services;

     NOW, THEREFORE, this Agreement

                               W I T N E S S E T H

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. APPOINTMENT OF ADVISER. The Trust hereby employs Adviser as investment adviser, on the terms and conditions set forth herein, for the Fund. Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES OF ADVISER. The Trust employs Adviser to manage the investment and reinvestment of the assets of the Fund, to continuously review, supervise and administer an investment program for the Fund, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Fund with all records concerning the activities of Adviser that the Fund is required to maintain, and to render regular reports to the Trust's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. Adviser will discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus, any additional operating policies or procedures that the Fund communicates to the Adviser in writing, and applicable laws and regulations. Adviser agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. SECURITIES TRANSACTIONS. Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, except as otherwise permitted by the Board of Trustees of the Trust pursuant to written policies and procedures provided to Adviser. Subject to policies established by the Trust's Board of

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Trustees,  Adviser  may  also be  authorized  to  effect  individual  securities transactions at commission rates in excess of the minimum commission rates available, if Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Adviser's overall responsibilities with respect to the accounts as to which Adviser exercises investment discretion. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Adviser will promptly communicate to the Trust's officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request.

     4. COMPENSATION OF ADVISER. For the services to be rendered by Adviser as provided in this Agreement, the Fund will pay to Adviser at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the Fund for the quarter:

                         0.225% on the first $1 billion
                         0.175% on the second $1 billion
                         0.150% in excess of $2 billion

Subject to the transition rules described in Section 4.1 of this Agreement, the Basic Fee, as provided above, will be increased or decreased by applying a Performance Fee Adjustment ("Adjustment") based on the investment performance of the Fund relative to the investment performance of the Wilshire 5000 Total Market Index (the "Index") for the thirty-six (36) month period ending with the then-ended quarter. The Adjustment is computed as follows:

Cumulative 36-Month Performance of the  Adjustment as a Percentage of Basic Fee1
      Fund vs. Index

     Less than -9%                              - 67.0% x Basic Fee
     Equals -9% up to and including -4.5%       - 33.0% x Basic Fee
     Between -4.5% and +4.5%                    0.0% x Basic Fee
     Equals +4.5% up to and including +9%       + 33.0% x Basic Fee
     Greater than +9%                           +67.0% x Basic Fee

---------------------------------
1 For purposes of applying the Adjustment, the Basic Fee will be calculated based on average month-end net assets over the same time period for which performance is measured. Example: If the cumulative 36-month performance of the Fund versus the Index is +4.50%, an Adjustment of +33.0% would apply. (Note: actual calculations will be rounded to the third decimal point.)

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



     4.1. TRANSITION RULE FOR CALCULATING ADVISER'S COMPENSATION. The Adjustment will not be fully operable until the close of the quarter ending December 31, 2004. Until that date, the following transition rules will apply:

     (a) DECEMBER 17, 2001 THROUGH SEPTEMBER 30, 2002. Adviser's compensation will be the Basic Fee. No Adjustment will apply during this period.

     (b) OCTOBER 1, 2002 THROUGH DECEMBER 31, 2004. Beginning October 1, 2002, the Adjustment will take effect on a progressive basis with regards to the number of months elapsed between December 31, 2001, and the end of the quarter for which Adviser's fee is being computed. During the period, the Adjustment will be calculated using cumulative performance of the Fund and the Index from January 1, 2002 through the end of the applicable quarter. For these purposes, the endpoints and size of the range over which a positive or negative Adjustment applies and the corresponding Adjustment amount will be multiplied by a fractional time-elapsed adjustment. The fraction will equal the number of months elapsed since January 1, 2002, divided by thirty-six. Example: Assume that the Adviser's compensation is being calculated for the quarter ended March 31, 2004, and that the cumulative performance of the Fund versus the Index for the applicable period is +7.0%. In this case, an Adjustment of +50.25% would apply. The following demonstrates the calculation: Calculate the fractional time-elapsed adjustment by dividing 27 months by 36 months (equals 75.0%), then multiply by the endpoints for the range over which the positive or negative Adjustment applies [(27/36) x 4.5% to (27/36) x 9.0% = 3.375% to 6.75%]. Given
          the portfolio's cumulative performance of +7.0% is greater than the time-elapsed adjusted range of +3.375% to +6.75%, multiply the fractional time-elapsed adjustment of 75.0% by the corresponding maximum adjustment for the time-elapsed adjusted range of greater than +6.75% or (75.0%)(67.0%) = +50.25%. (Note: actual calculations will be rounded to the third decimal point.)

     (c) ON AND AFTER JANUARY 1, 2005. The Adjustment will be fully operable at this time.

     4.2. OTHER SPECIAL RULES RELATING TO ADVISER'S COMPENSATION. The following special rules will also apply to the Adviser's compensation:

     (a) FUND PERFORMANCE. The investment performance of the Fund for any period, expressed as a percentage of the Fund's net asset value per share at the beginning of the period will be the sum of: (i) the change in the Fund's net asset value per share during the period; and
          (ii) the value of the Fund's cash distributions per share having an ex-dividend date occurring within the period and reinvested on ex-dividend date.

     (b) INDEX PERFORMANCE. The investment record of the Index for any period, expressed as a percentage of the Index at the beginning of such period, will be the sum of: (i) the change in the level of the Index during such period, and (ii) the value, computed consistently with the Index, of cash distributions having an ex-dividend date occurring within such period made by companies whose securities comprise the Index. For this purpose cash distributions on the securities which comprise the Index

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

          shall be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend.

     (c) PERFORMANCE COMPUTATIONS. The foregoing notwithstanding, any computation of the investment performance of the Fund and the investment record of the Index shall be in accordance with any then applicable rules of the U.S. Securities and Exchange Commission.

     (d) EFFECT OF TERMINATION. In the event of termination of this Agreement, the fees provided in Sections 4 and 4.1 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. REPORTS. The Fund and Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including, but not limited to, information about changes in partners of Adviser.

     6. COMPLIANCE. Adviser agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to Adviser in writing, including any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

     7. STATUS OF ADVISER. The services of Adviser to the Fund are not to be deemed exclusive, and Adviser will be free to render similar services to others so long as its services to the Fund are not impaired thereby. Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

     8. LIABILITY OF ADVISER. No provision of this Agreement will be deemed to protect Adviser against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     9. DURATION AND TERMINATION. This Agreement will become effective on December 17, 2001, and will continue in effect until December 18, 2003, and thereafter, only so long as such continuance is approved at least annually by votes of the Trust's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund,
on  thirty  days'  written   notice  to


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

Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Adviser on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (a) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund of the Trust.

     As used in this Section 9, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

     10. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

     11. PROXY POLICY. The Fund will vote the shares of all securities that it holds, unless other mutually acceptable arrangements are made with Adviser.

     12. GOVERNING LAW. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this 10th day of December, 2001.

ATTEST:                             VANGUARD MALVERN FUNDS


By Judith L. Gaines                By John J. Brennan
   ----------------                   --------------------
                                   Chairman and Chief Executive Officer


ATTEST:                             WELLINGTON MANAGEMENT COMPANY, LLP


By Pamela Dippel                   By Duncan M. McFarland
   ----------------                   ---------------------
   Senior Vice President              President and Chief Executive Officer


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